AGREEMENT AND PLAN OF CONVERSION

This Agreement and Plan of Conversion is adopted as of October 25, 2017, is entered into by Royale Associates LLC, a Nevada limited liability company, organized and existing under Nevada Revised Statutes ("NRS") Chapter 86 (the "Constituent Entity").

RECITALS

Pursuant to authority granted under the Operating Agreement of the Constituent Entity, the Manager and sole Member of the Constituent Entity, which is a limited liability company organized and existing under the laws of the State of Nevada, has determined that it is advisable and in the best interests of the Constituent Entity, that the Constituent Entity be converted from a limited liability company under NRS Chapter 86 to a corporation under NRS Chapter 78 (the "Conversion") on the terms and subject to the conditions set forth herein. After the Conversion, the Constituent Entity will be converted to Syndicated Resorts Association, Inc., a Nevada corporation, to be organized and existing under NRS Chapter 78 (the "Resulting Entity").

ARTICLE I
THE CONVERION

At the Effective Time (as defined in Article V), the Constituent Entity shall be converted into the Resulting Entity in accordance with Chapter 92A of the Nevada Revised Statutes (the "Act"), and the separate existence of the Constituent Entity shall cease, and the Resulting Entity shall thereafter continue as the surviving corporation under the laws of the State of Nevada.

ARTICLE II
THE RESULTING CORPORATION

A. At the Effective Time, the Articles of Organization of the Constituent Entity, as in effect immediately prior to the Effective Time, shall be of no further force or effect and the Articles of Incorporation of the Resulting Entity, in the form attached hereto as Exhibit "A", shall govern the Resulting Entity, until thereafter altered, amended or repealed. The Articles of Incorporation shall be filed with the Nevada Secretary of State concurrently with the filing of the Articles of Conversion.

B. At the Effective Time, the Operating Agreement of the Constituent Entity, as in effect immediately prior to the Effective Time, shall be of no further force or effect and the Bylaws of the Resulting Entity, in the form attached hereto as Exhibit "B", shall govern the Resulting Entity.

C. At the Effective Time, the managers and officers of the Constituent Entity shall be relieved of their duties and the board of directors and officers of the Resulting Entity shall assume their duties.

ARTICLE III
MANNER AND BASIS OF CONVERTING INTERESTS

At the Effective Time, the membership interests of the Constituent Entity held by the members shall be converted by the Constituent Entity and the Resulting Entity as provided in Schedule A. Thereafter, the members of the Constituent Entity shall be stockholders of the Resulting Entity.

ARTICLE IV
EFFECT OF CONVERSION

At the Effective Time, all property, subsidiaries, rights, privileges, powers and franchises of the Constituent Entity shall vest in the Resulting Entity, and all liabilities and obligations of the Constituent Entity shall become liabilities and obligations of the Resulting Entity, including, without limitation, the obligation and liability for the payment of all fees and franchise taxes, if any.

ARTICLE V
EFFECTIVE TIME

As used in this Agreement and Plan of Conversion, the term "Effective Time" shall mean the date of approval of the Articles of Conversion by the Nevada Secretary of State of the Articles of Conversion.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, this Agreement and Plan of Conversion is executed as of the date first set forth above.

CONSTITUENT ENTITY:

Royale Associates, LLC
a Nevada limited liability company

By: William Barber
Name: William Barber
Its: Manager and Sole Member

SCHEDULE "A"

Royale Associates LLC
Shareholder Signature Page to
Conversion of Royale Associates LLC Membership Interests
into Common Stock Shares of Syndicated Resorts Association, Inc.

By execution below, the undersigned sole member of Royale Associates LLC acknowledges that such member has read and consents to the Agreement and Plan of Conversion whereby Royale Associates LLC will be converted into Syndicated Resorts Association, Inc. (the "Conversion"). The undersigned member acknowledges that pursuant to the Conversion, the members of Royale Associates LLC will become shareholders of Syndicated Resorts Association, Inc. thereof with any resultant rights, obligations, debts or assets ascribed to such shareholders.

Signature	Percentage of Membership Interests held	Number of Syndicated Resorts Association, Inc. to be Issued
William Barber	100%	6,000,000
Printed name: William Barber		